Diligent
BOARD MEMBER
SERVICES INC

ANNUAL REPORT 2009

Diligent Boardbooks™
THE KEY TO EFFECTIVE CORPORATE GOVERNANCE

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

FORWARD LOOKING STATEMENTS

Except for statements of historical fact, certain information described in this document contains "forward-looking statements" that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," "would" or similar words. The statements that contain these or similar words should be read carefully because these statements discuss our future expectations, contain projections of our future results of operations or of our financial position, or state other "forward-looking" information. Diligent Board Member Services, Inc. believes that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able accurately to predict or control. Further, we urge you to be cautious of the forward-looking statements which are contained in this Annual Report because they involve risks, uncertainties and other factors affecting our operations, market growth, service, products and licenses. Events in the future may cause our actual results and achievements, whether expressed or implied, to differ materially from the expectations we describe in our forward-looking statements. The occurrence of future events could have a material adverse effect on our business, results of operations and financial position.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

CONTENTS:

Chairman’s & CEO’s Report	1

Diligent Overview	3

Director Profiles	8

Financial Statements
• Consolidated Balance Sheets	10
• Consolidated Statements of Operations	11
• Consolidated Statements of Changes
in Stockholders’ Equity (Deficiency) and Comprehensive Loss	12
• Consolidated Statements of Cash Flows	13
• Notes to the Consolidated Financial Statements	15
• Report of Independent Registered Public
Accounting Firm	29

Comparison to Prospective Financial Information	30

Corporate Governance	34

Statutory Information	37

Shareholder Information	41

Directory	43

Please Note: The Financial Statements presented in this annual report are prepared in accordance with United States Generally Accepted Accounting Principles (“GAAP”).  All amounts in this annual report are in US$ unless otherwise stated.

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DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

CHAIRMAN’S AND CEO’S REPORT

Diligent Board Member Services Inc. (“Diligent”) is pleased to announce its full year results for the 12 months ending 31 December 2009. These results are presented in accordance with United States Generally Accepted Accounting Principles (“GAAP”) and all figures are in US$ unless otherwise indicated.

The 2009 financial year was an exceptional one for Diligent. In the face of what many commentators described as the worst financial crisis in decades, Diligent produced record-breaking sales growth across its key performance metrics. In these difficult conditions, companies still sought to implement and upgrade Diligent Boardbooks as a way to save costs, improve efficiencies and broaden their corporate governance and compliance standards.

Operating Performance

Diligent achieved a number of milestones in the period under review. It signed 110 new agreements during the year (up 63% on the corresponding period) generating an additional $2.5 million in annual recurring revenue. This takes the cumulative annualised license fees total to $6.3 million as at 31 December 2009. This recurring revenue increases with each sale. Diligent’s ability to continue to significantly grow its recurring revenue each quarter confirms that its SaaS (Software-as- a-Service) business model is strongly positioned for the future.

Actual annual sales, which is revenue generated from existing and new contracts or upgrades, exceeded $5.0 million for the first time - a year-to-year increase of 71%. The year also saw Diligent reach new highs in quarterly sales performance, with the fourth quarter its best ever since inception with the addition of 41 new agreements for boardbook licenses producing $0.75 million in annual recurring revenue.

The drivers behind Diligent’s significant sales growth include:
•	Greater brand recognition of the Diligent Boardbooks product.
•	Client referrals.
•	A highly skilled and focused sales force.
•	Faster sales turnaround driven, in part, by a general return of business confidence.
•	High customer confidence in, and satisfaction with, the product; supporting a trend where existing clients continue to upgrade services, add new users and provide new client referrals.

It should be noted that this growth has been achieved even though the number of trained sales staff has remained relatively consistent throughout 2009 and significantly down from sales staffing levels of 2008.

As at 31 December 2009, Diligent has 284 worldwide clients (up 63%) and over 7,300 users of its Diligent Boardbooks product. In addition to the financial services sector which has been the main target group, Diligent has successfully expanded into numerous other sectors as well, including energy, oil and gas, health care, and universities. In spite of the financial stress in the key US market, an impressive list of new clients has been added, including several international brand names. Further inroads have also been made into Canada, with major energy companies and one of Canada’s largest pension funds selecting the Diligent Boardbooks board portal to provide them with real time access to their vital board materials.

Whilst Diligent has achieved significant revenue growth it has also managed costs.  Cost of revenues as a percentage of revenues decreased to 43.7% in 2009, compared with 64.1% for 2008, as a result of the greater economies of scale achieved through an increased client base.

Cash used in operating activities for the year ended December 31, 2009 was $2.5 million, compared with $11.4 million for 2008.  This reduction in cash used in operations resulted from an increase in revenues of $2.1 million and a decrease in operating expenses of $5.4 million.  During 2008, Diligent incurred significant expenses to expand its sales and marketing efforts.  By the end of 2008, it had scaled back expenses, which is reflected in the results for 2009.  Additionally, there is an increase of approximately $1.0 million in cash attributable to deferred revenue from license agreements which have not yet been fully recognized as revenue.

As of December 31, 2009, the company had approximately $1.2 million of cash reserves and accounts receivable of approximately $0.3 million.  The primary source of the liquidity for the past year has come from the financing secured in March, 2009 when $3.0 million of financing was obtained from Spring Street Partners, L.P. and Carroll Capital Holdings, LLC, who collectively purchased 30 million shares of newly-created Series A Preferred Stock for $0.10 per share.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Outlook

At the current level of reduced expenses, coupled with current sales growth forecasts, Diligent’s management believes that it will achieve cash flow breakeven around the end of the third quarter of the current financial year.

In February 2010, the Company entered into an agreement with Services Share Holding, LLC (“SSH LLC”), which is conditioned upon stockholder approval at our annual stockholders’ meeting in June 2010, in accordance with NZX rules.  The agreement provides for the repayment of approximately $1.0 million in cash from SSH LLC in partial satisfaction of the outstanding SSH LLC note held by the Company (the “Note”).  The cash was obtained from the sale by SSH LLC of 4,823,000 shares of Diligent stock, owned by SSH LLC and held as collateral for the Note, in eight separate transactions.  The agreement also calls for the surrender and cancellation of 11,650,000 Diligent shares which were held as collateral for the Note.  The repayment of the remaining outstanding principal of approximately $3.1 million (which, subsequent to the surrender of the 11,650,000 shares, will be secured by 5,205,597 shares of Diligent stock) will be extended by two years to October 2012 and the increased interest payments (from 5% to 6.5%) will be due annually, as opposed to quarterly.  If approved by our shareholders, the additional cash of $1.0 million will provide further financial liquidity.

In March 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1 million revolving line of credit facility to the Company.  The line of credit bears interest at a fixed rate of 9.50%.  Upon the event of default, the Lender has the option to increase the interest rate on all outstanding obligations to 14.50%.  The line of credit is subject to a 0.5% per annum commitment fee on the unused portion of the line of credit.  The Lender has a first priority lien on all of the Company’s accounts receivable.  The line of credit agreement includes restrictive covenants regarding liens, additional indebtedness, sales of assets and dividend payments.  Additionally, the line of credit includes financial covenants with respect to the achievement of budgeted revenues and expenses.  To date, no credit has been extended.  As stated above, management believes our current funding will be sufficient to support sales growth and achieve cash flow breakeven by around the end of the third quarter of 2010.  However, this line of credit offers the Company additional cash flow support if needed.

Conclusion

The 2009 financial year has been a defining one for Diligent. Its excellent sales performance in such harsh economic conditions provides a new level of confidence moving forward.  It sees the Company start the year with $6.3 million of contracted annual revenue and the opportunity to significantly add to this total throughout 2010.

Costs have been managed down. Diligent’s current operating expenses and expected capital expenditures are fixed, predictable and adequate to support budgeted growth.

At the current level of reduced expenses, coupled with current sales growth forecasts, management believes it will achieve cash flow breakeven around the end of the third quarter of 2010.  This is a significant milestone – from an operating, financing and investment perspective.

As confidence returns to US companies and the Diligent sales pipeline continues to grow, the Company is considering gradual expansion of its sales force to take advantage of growth opportunities.  Given the sales performance to date, management has now achieved a proven model when it comes to driving results from its sales force.  Moreover, the online board portal industry remains in its early stages with market penetration still relatively low.

In conclusion the outlook for Diligent in the current financial year is robust.

/s/ David Liptak	/s/ Alessandro Sodi
David Liptak	Alessandro Sodi
Chairman	Chief Executive Officer
Diligent Board Member Services, Inc.	Diligent Board Member Services, Inc.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

DILIGENT OVERVIEW

History

We are a Delaware corporation that was incorporated on September 27, 2007.  On October 1, 2007, our accounting predecessor entity and sole stockholder at that time, Services Share Holding, LLC, (previously known as Diligent Board Member Services, LLC and referred to in this document as “SSH LLC”), contributed substantially all of its assets and its “Diligent Boardbooks” business to Diligent Board Member Services, Inc.  SSH LLC was founded in 1994 and developed complex database-driven software for large and small companies until 2003, when it shifted its focus to corporate governance service delivery software.

Company Overview

We develop and sell an online software application called Diligent Boardbooks, which is a web-based portal that directors and administrative staff use to compile, update and examine board materials before, during and after board meetings.  Each of our clients enters into a service agreement whereby we agree to provide and support the Diligent Boardbooks service.  Diligent provides clients with subscription-based access to its software and also provides associated services including securely hosting the clients’ data and customer service and support for the application.

The Boardbooks product features an on-screen interface that resembles a book and displays documents in single web-viewable pages, from a secure central database.  The software is accessed via the internet and is a “point and click” system that gives directors the ability to navigate throughout the entire virtual book.

Diligent uses the Software-as-a-Service (“SaaS”) model to distribute its Diligent Boardbooks application to the market and maintain the security and integrity of its clients’ data. Under this model, Diligent offers annual renewable subscriptions for customer access to its Boardbooks product which is hosted on Diligent’s secure servers, and offers a complete suite of related services including training, support, data migration and data security/backup.

The SaaS model allows Diligent to differentiate itself through technological innovation and customer service while the subscription billing approach results in a predictable and recurring revenue stream. This SaaS model also allows companies to retain control over access to the application while outsourcing to Diligent the support activities, such as managing the IT infrastructure and maintaining the software.

The first phase of our business focus was developing and testing the Boardbooks system, building a loyal core of blue chip customers to become champions of the product, and promoting product awareness through exposure in print media.  During this phase we did not focus on revenue growth or profitability, and sales and marketing had been conducted by two to three staff members, who fit this role alongside their other responsibilities.  By 2007 we had a commercially viable product and shifted our focus to commit substantial resources to the sales and marketing of our Boardbooks product.  We are now in the customer acquisition phase of our business and currently provide the Boardbooks service to over 280 companies and 7,300 users.

Market Opportunity

The online board portal industry remains in its early stages with market penetration still relatively low. Our client base was previously comprised of blue chip companies predominantly in the financial services sector.  These entities had previously been prime targets because their board materials are crucial to effectively managing the corporate governance process. Public recognition by prominent publications has helped us become a leader in the provision of online board portal software in this sector, and a vast opportunity for us remains in the global financial services sector.

In addition to the financial services sector, Diligent has successfully expanded into numerous other sectors as well, including energy, oil and gas, health care, and universities. In spite of the financial stress in the key US market, an impressive list of new clients has been added, including several international brand names. Further inroads have also been made into Canada with major energy companies and one of Canada’s largest pension funds selecting the Boardbooks board portal to provide them with real time access to their vital board materials.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Results of Operations

Comparisons of the Years Ended December 31, 2009 and 2008

The data presented below is derived from the audited consolidated financial statements of the Company which are included elsewhere in this Annual Report.

Revenues

	Year ended December 31,
	2009	2008	Increase/(Decrease)
Revenues	$5,000,639	$2,930,702	$2,069,937

The growth in revenues of 71% in the year ended December 31, 2009 when compared with 2008 is a result of the cumulative addition of license agreements each quarter.  The Company has continued to add license agreements each quarter since inception.  At December 31, 2009, the cumulative license agreements were 284, compared with 174 at December 31, 2008, a 63% increase.  This increase in revenues is in line with our targets and was achieved at a significantly lower customer acquisition cost. All of the deferred revenue of $1.6 million recorded on the balance sheet at December 31, 2009 will be recognized as revenue in the next twelve months.

Cost of Revenues and Operating Expenses

Cost of Revenues

	Year ended December 31,
	2009	2008	Increase/(Decrease)
Cost of Revenues	$2,186,850	$1,878,027	$308,823

Cost of revenues is comprised of account management, customer support and IT services.  For the year ended December 31, 2009, employee costs included in cost of revenues increased by approximately $135,000 as compared to the year ended December 31, 2008, primarily as a result of a realignment of certain management responsibilities from research and development to account management and customer support, offset by reductions in headcount.  The remainder of the increase in cost of revenues is attributable to an increase in IT services of $153,000, which has increased primarily due to hosting facilities the Company has added as a result of the growth in the number of users.

Cost of revenues as a percentage of revenues decreased to 43.7% in 2009, compared with 64.1% for 2008, as a result of the greater economies of scale that we have achieved as our client base increased.

Selling and Marketing Expenses

	Year ended December 31,
	2009	2008	Increase/(Decrease)
Selling and Marketing Expenses	$2,436,912	$6,216,087	$(3,779,175)

Subsequent to our initial public offering at the end of 2007, we significantly increased our sales and marketing efforts, and the first half of 2008 includes the effect of this initiative.  By the third quarter of 2008, we initiated plans to scale back our growth plans in order to reduce our operating expenses.  These cost reductions were fully implemented by the first quarter of 2009, and resulted in the significant decrease in selling and marketing expenses for the year ended December 31, 2009.  Despite this decrease in sales and marketing expenditures, we were able to achieve an increase in revenues, in large part because our smaller sales force was more experienced, fully trained and better focused.

Our sales force peaked to 23 at September 30, 2008, and was subsequently reduced to 10 at December 31, 2008 and 8 at December 31, 2009, resulting in a decrease in salaries and benefits of approximately $1.7 million for the year ended December 31, 2009, as compared to 2008.   In addition, we refocused our efforts on the North American market, resulting in a decrease in costs of our UK sales office of $1.0 million.  Other significant decreases included travel and entertainment ($0.2 million), outside contractors ($0.3 million), marketing salaries and wages ($0.2 million) and other marketing costs ($0.4 million).

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

General and Administrative Expenses

	Year ended December 31,
	2009	2008	Increase/(Decrease)
G & A Expenses	$3,944,363	$5,418,747	$(1,474,384)
G & A Expenses, excluding share-based compensation	$3,741,110	$4,497,964	$(756,854)

The decrease in general and administrative expenses excluding share-based compensation includes a decrease in general and administrative expenses for our UK and New Zealand subsidiaries of $0.1 million which is a result of the refocusing of our efforts on our North American operations.  It also includes a decrease of $0.3 million in travel, meals and directors’ costs as we decreased the number of independent and compensated directors from five during most of 2008 to three at December 31, 2009, and decreases of $0.4 million in rent, office and professional fees resulting from our cost reduction initiative.  These decreases were offset by an increase in employee costs of $0.1 million due to additional staffing requirements.

Research and Development Expenses

	Year ended December 31,
	2009	2008	Increase/(Decrease)
Research and Development Expenses	$730,201	$955,385	$(225,184)

Research and development expenses decreased 24% in 2009 as compared to 2008.  Our research and development is performed primarily by our New Zealand subsidiary, whose expenses in NZD decreased by 13% as a result of a reduction in R&D staffing after the achievement of certain key product enhancements.  The remainder of the decrease in R&D expense is due to the decline in the average NZD/US$ exchange rate by 13% for the first nine months of 2009 when compared with the average exchange rate for the first nine months of 2008.

Depreciation and Amortization

	Year ended December 31,
	2009	2008	Increase/(Decrease)
Depreciation and Amortization	$418,644	$278,295	$140,349

The increase in depreciation and amortization is attributable to the net increase in property and equipment, consisting principally of computer equipment and computer software.

Impairment recovery (loss) on note receivable from affiliate

	Year ended December 31,
	2009	2008	Increase/(Decrease)
Impairment recovery (loss) on note receivable from affiliate	$300,000	$(5,800,000)	$6,100,000

At December 31, 2008, the Company recorded a $5.8 million valuation allowance and a corresponding charge to impairment loss in order to write down the Note to the estimated fair value of the underlying collateral.  At December 31, 2009, the Company reduced the valuation allowance to $5.5 million and recorded a corresponding recovery of $300,000.  This recovery was based on the greater than expected number of shares held as collateral at December 31, 2009, due to the ability of SSH LLC to sell shares to meet the interest payments at higher than anticipated prices.

Interest Income, net

	Year ended December 31,
	2009	2008	Increase/(Decrease)
Interest Income, net	$358,446	$601,280	$(242,834)

Interest income, net, includes interest income on the Note receivable from our affiliate, as well as interest on the Company’s cash and cash equivalents and term deposits which are interest-bearing.  The decrease in interest income is attributable to the decrease in our average cash balances from $6.4 million for the year ended December 31, 2008 to $1.6 million for the year ended December 31, 2009.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Foreign Exchange Transaction Gain/(Loss)

	Year ended December 31,
	2009	2008	Increase/(Decrease)
Foreign Exchange Gain/(Loss)	$60,893	$(601,245)	$662,138

The Company maintains a portion of its cash balances in NZD and GBP.  The foreign exchange gain of $61,000 for the year ended December 31, 2009 is a result of the Company holding less cash in foreign currency accounts during 2009 while the US dollar has weakened.  The loss in 2008 was a result of the Company holding significantly higher cash balances in NZD and the strengthening of the US dollar.

Other Income

	Year ended December 31,
	2009	2008	Increase/(Decrease)
Other Income	$171,339	$-	$171,339

Other income consists primarily of a recovery of UK Value Added Tax (VAT).

Liquidity and Capital Resources

As of December 31, 2009, our principal sources of liquidity were cash and cash equivalents and term deposits totaling approximately $1.2 million, and accounts receivable of approximately $0.3 million.  The primary source of our liquidity for the past year has come from the financing secured in March, 2009.

On March 11, 2009, the Company secured $3 million of financing from Spring Street Partners, L.P. and Carroll Capital Holdings, LLC, who collectively purchased 30 million shares of newly-created Series A Preferred Stock for $0.10 per share.  As discussed in the following paragraph, at the current level of reduced expenses, coupled with current sales growth forecasts, management believes this funding will be sufficient to support sales growth and achieve cash flow breakeven by around the end of the third quarter of 2010.

In February 2010, the Company entered into an agreement with SSH, LLC, which is conditioned upon stockholder approval at our annual stockholders’ meeting in June 2010, in accordance with NZX rules.  The agreement provides for the repayment of approximately $1.0 million in cash to the Company in partial prepayment of the outstanding Note.  The agreement also calls for partial prepayment of an additional $3.1 million by the surrender and cancellation of 11,650,000 Diligent shares which are held as collateral for the Note.  The repayment of the remaining outstanding principal of $3.1 million (which, subsequent to the surrender of the 11,650,000 shares, will be secured by 5,205,597 shares of Diligent stock) will be extended by two years to October 2012 and the interest rate will be increased from 5% to 6.5% and payments will be due annually, as opposed to quarterly.  If approved by our stockholders, the additional cash of $1.0 million will provide us with further liquidity.

In March 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1 million revolving line of credit facility to the Company.  The line of credit bears interest at a fixed rate of 9.50%.  Upon the event of default, the Lender has the option to increase the interest rate on all outstanding obligations to 14.50%.  The line of credit is subject to a 0.5% per annum commitment fee on the unused portion of the line of credit.  The Lender has a first priority lien on all of the Company’s accounts receivable.  The line of credit agreement includes restrictive covenants regarding liens, additional indebtedness, sales of assets and dividend payments.  Additionally, the line of credit includes financial covenants with respect to the achievement of budgeted revenues and expenses.  To date, no credit has been extended.  As stated above, management believes our current funding will be sufficient to support sales growth and achieve cash flow breakeven by around the end of the third quarter of 2010.  However, this line of credit offers the Company additional cash flow support if needed.

The Company continues to consider and evaluate strategic growth opportunities that could result in additional capital requirements which are not currently within the budget.  Our current operating expenses and expected capital expenditures are fixed, predictable and adequate to support our budgeted growth.  We anticipate our professional fees for the year ended December 31, 2010, including fees associated with reporting obligation compliance, and general and administrative costs to be consistent with those incurred for the year ended December 31, 2009.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Cash flows
	Year ended December 31,
	2009	2008
Cash provided by (used in):
Operating activities	$(2,473,837)	$(11,401,441)
Investing activities	$(377,858)	$(782,891)
Financing activities	$2,720,789	$(205,356)

Net Cash Flows from Operating Activities

Cash used in operating activities for the year ended December 31, 2009 was $2.5 million, compared with $11.4 million for 2008.  This reduction in cash used in operations resulted from an increase in revenues of $2.1 million and a decrease in operating expenses of $5.4 million.  During 2008, the Company incurred significant expenses to expand our sales and marketing efforts.  By the end of 2008, we had scaled back expenses, which are reflected in the results for 2009.  Additionally, there is an increase of approximately $1.0 million in cash attributable to deferred revenue from license agreements which have not yet been fully recognized as revenue.

Net Cash Flows from Investing Activities

Cash used in investing activities decreased to $0.4 million in 2009 from $0.8 million in 2008, predominantly used for purchases of property and equipment.  Subsequent to the IPO in December 2007, the Company invested significant amounts in our infrastructure, which resulted in additions to property and equipment of over $0.8 million during 2008.

Net Cash Flows from Financing Activities

For the year ended December 31, 2009, cash provided by financing activities was $2.7 million, compared with $0.2 million used in financing activities in 2008.  During the first quarter of 2009, the Company secured $2.9 million in financing, net of issuance costs, from the issuance of Series A preferred stock.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources that is material to stockholders.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Director Profiles

Alessandro Sodi
Executive Director, Chief Executive Officer and President, USA

Alex Sodi served as Executive Vice President of Manhattan Creative Partners, LLC (MCP) from 1998 until 2003. In 2003, MCP was renamed Diligent Board Member Services, LLC at which time he was appointed President. This enabled him to focus entirely on Diligent Boardbooks. From 2001 to 2003 he led the development of Diligent Boardbooks and was responsible for building and maintaining the pivotal relationship with the board of directors of SunAmerica Funds—Diligent’s foundation client.

Rick Bettle
Independent Director, New Zealand

Rick Bettle is a professional director and an Accredited Fellow and Immediate Past President of the New Zealand Institute of Directors. He is also a Graduate Fellow of the Australian Institute of Company Directors. He is currently Chairman of the Civil Aviation Authority of New Zealand and ATTTO Ltd, and a Director of Goodman NZ and Revera Ltd. He previously chaired numerous organizations, including the New Zealand Totalisator Agency Board for over eight years.

Peter Huljich
Independent Director, New Zealand

Peter Huljich has over ten years of investment experience since joining the privately held Huljich Group which was created from the sale of Best Corporation to Danone Group in 1995. He also has an extensive background in the securities industry, predominantly focused on the procurement of investments within Australia, Europe and the Americas. His full understanding of financial markets provides a valuable contribution to the Diligent Board.  He is currently a director of NZF Group and has previously been a director of Mike Pero, Huljich Wealth Management and Sugar International.

Sharon Daniels
Executive Director and CMO, USA

Sharon Daniels is a founder of Diligent Board Member Services, LLC and has been responsible for creating and maintaining the Diligent global brand and its market position. She has had over 20 years experience in branding and strategic business development. She has also had extensive international experience with technology and financial service companies and has consulted to global giants such as AIG, ConAgra and Flextronics. Prior to joining Diligent, Sharon Daniels was a Vice President at PaperDirect, Inc.

Mark Russell
Independent Director, New Zealand

Mark Russell is a senior commercial partner of the New Zealand law firm Buddle Findlay, acting for a wide range of public and private companies and has extensive experience in corporate finance and structuring, and banking and insolvency.  He acts for a number of companies listed on NZX and NZAX, with particular emphasis on Listing Rules, compliance advice, initial listing and IPOs. He gives banking and securities advice to New Zealand and overseas banks and overseas law firms, and he also provides advice to trustee companies.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

David Liptak
Non-Executive Director and Chairman, USA

David Liptak is the founder of Spring Street Partners, LP.   He graduated from Harvard College ('81) with a BA in Economics, and began his career as an analyst and trader at Bear, Stearns & Company in their Arbitrage Department.  In 1985, he joined Oppenheimer & Co. as Senior VP in charge of their proprietary Arbitrage Department, and in 1992 he left to found West Broadway Partners, Inc., a hedge fund that ultimately managed more than $700 million in investor capital. In 1995, he formed Spring Street Partners, LP and commenced the investment activities that led to the establishment of the firm as an SEC registered broker/dealer and member of FINRA.  Over his career, he has served on a number of corporate and philanthropic boards, actively supported children’s educational programs and has established a number of scholarship programs for disadvantaged youths with educational organizations and schools.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$1,129,591	$1,265,347
Term deposit	72,530	58,150
Accounts receivable, net	303,331	390,180
Prepaid expenses and other current assets	183,368	222,617
Total current assets	1,688,820	1,936,294

Property and equipment, net	1,312,959	1,116,007
Note receivable from affiliate, net of valuation allowance	1,661,791	1,361,791
Restricted cash - security deposits	221,886	246,685

Total assets	$4,885,456	$4,660,777

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$144,751	$256,319
Accrued expenses and other liabilities	253,089	218,541
Deferred revenue	1,593,351	601,408
Current portion of obligations under capital leases	113,418	114,308
Payables to affiliates	5,762	49,578
Total current liabilities	2,110,371	1,240,154

Non-current liabilities:
Obligations under capital leases, less current portion	147,091	50,816
Other noncurrent liabilities	44,252	-
Total non-current liabilities	191,343	50,816

Total liabilities	2,301,714	1,290,970

Commitments and contingencies

Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized, 30,000,000 and 0 shares issued and outstanding (liquidation value $4,766,712)	3,149,851	-

Stockholders' (deficiency) equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 90,440,000 shares issued and outstanding	90,440	90,440
Additional paid-in capital	24,532,622	24,618,070
Accumulated deficit	(25,180,648)	(21,318,658)
Accumulated other comprehensive loss	(8,523)	(20,045)
Total stockholders' (deficiency) equity	(566,109)	3,369,807
Total liabilities, redeemable preferred stock and stockholders' (deficiency) equity	$4,885,456	$4,660,777

See accompanying notes to consolidated financial statements

Signed for and on behalf of the Board as at 18 March 2010.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

CONSOLIDATED STATEMENTS OF OPERATIONS
	Year	Year
	ended	ended
	December 31,	December 31,
	2009	2008
Revenues	$5,000,639	$2,930,702
Cost of revenues	2,186,850	1,878,027
Gross profit	2,813,789	1,052,675

Operating expenses:
Selling and marketing expenses	2,436,912	6,216,087
General and administrative expenses	3,944,363	5,418,747
Research and development expenses	730,201	955,385
Depreciation and amortization	418,644	278,295
Total operating expenses	7,530,120	12,868,514

Operating loss	(4,716,331)	(11,815,839)

Other income (expenses):
Impairment recovery (loss) on note receivable from affiliate	300,000	(5,800,000)
Interest income, net	358,446	601,280
Foreign exchange transaction gain (loss)	60,893	(601,245)
Other	171,339	-
Total other income (expenses)	890,678	(5,799,965)

Loss before provision for income taxes	(3,825,653)	(17,615,804)

Provision for income taxes	36,337	32,798

Net loss	$(3,861,990)	$(17,648,602)

Net loss per share (basic and diluted)	$(0.04)	$(0.17)
Weighted average shares outstanding (basic and diluted)	90,371,507	102,397,907

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIENCY)
AND COMPREHENSIVE LOSS
					Accumulated
		Common	Additional		Other	Total
	Common	Stock	Paid-in-	Accumulated	Comprehensive	Stockholders'
	Shares	$.001 Par Value	Capital	Deficit	Income (Loss)	Equity(Deficiency)
Balance at
January 1, 2008	104,000,000	$104,000	$23,754,427	$(3,670,056)	$-	$20,188,371
Net loss	-	-	-	(17,648,602)	-	(17,648,602)
Foreign exchange translation adjustment	-	-	-	-	(20,045)	(20,045)
Total comprehensive loss	-	-	-	-	-	(17,668,647)
Write off related party receivable	-	-	(70,700)	-	-	(70,700)
Share-based compensation, net of forfeitures	440,000	440	920,343	-	-	920,783
Cancellation of shares	(14,000,000)	(14,000)	14,000	-	-	-
Balance at
December 31, 2008	90,440,000	$90,440	$24,618,070	$(21,318,658)	$(20,045)	$3,369,807
Net loss	-	-	-	(3,861,990)	-	(3,861,990)
Foreign exchange translation adjustment	-	-	-	-	11,522	11,522
Total comprehensive loss	-	-	-	-	-	(3,850,468)
Share-based compensation, net of forfeitures	-	-	203,253	-	-	- 203,253
Amortization of offering cost	-	-	(21,989)	-	-	(21,989)
Accrual of in-kind dividend	-	-	(266,712)	-	-	(266,712)
Balance at
December 31, 2009	90,440,000	$90,440	$24,532,622	$(25,180,648)	$(8,523)	$(566,109)

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year	Year
	ended	ended
	December 31,	December 31,
	2009	2008
Cash flows from operating activities:
Net loss	$(3,861,990)	$(17,648,602)
Adjustments to reconcile net loss to cash used in operating activities:
Impairment (recovery) loss on note receivable from affiliate	(300,000)	5,800,000
Depreciation and amortization	418,644	278,295
Share-based compensation	203,253	920,783
Accrued interest receivable	-	(346,559)
Allowance for doubtful accounts	(7,125)	7,125
Straight-line rent adjustment	44,252	-
Changes in operating assets and liabilities:
Accounts receivable	93,974	(105,520)
Prepaid expenses and other current assets	39,249	(110,965)
Restricted cash - security deposits	24,799	(202,944)
Accounts payable and accrued expenses	(77,020)	(264,465)
Deferred revenue	991,943	374,730
Payable to affiliates	(43,816)	(103,319)
Net cash used in operating activities	(2,473,837)	(11,401,441)
Cash flows from investing activities:
Redemption of investment in term deposit, net	-	18,630
Cash acquired in acquisition, net of purchase price	-	83,593
Purchase of property and equipment	(377,858)	(885,114)
Net cash used in investing activities	(377,858)	(782,891)
Cash flows from financing activities:
Proceeds from preferred stock issuance	2,861,150	-
Cash paid for note receivable from affiliate	-	(100,000)
Payments of obligations under capital leases	(140,361)	(105,356)
Net cash provided by (used in) financing activities	2,720,789	(205,356)
Effect of exchange rates on cash and cash equivalents	(4,850)	(20,045)
Net (decrease) in cash and cash equivalents	(135,756)	(12,409,733)
Cash and cash equivalents at beginning of period year	1,265,347	13,675,080
Cash and cash equivalents at end of period year	$1,129,591	$1,265,347

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

	Year	Year
	ended	ended
	December 31,	December 31,
	2009	2008
Supplemental disclosure of cash flow information:
Cash paid during the period for :
Interest	$32,256	$38,356
Income taxes	$20,457	$24,750
Supplemental disclosure of noncash investing and financing activities:
Property and equipment acquired under capital leases	$235,747	$-
Conversion of interest to loan principal	$-	$346,559
Cashless repayment of loans by officers from bonus awards	$-	$126,767
Write off of related party receivable charged to equity	$-	$70,700

See accompanying notes to consolidated financial statements

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

FINANCIAL STATEMENTS (audited)
These financial statements are prepared in accordance with US GAAP.
All amounts in US$ unless otherwise noted

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS: YEARS ENDED DECEMBER 31, 2009 & 2008

1)           Organization and nature of the business

Diligent Board Member Services, Inc. (“Diligent” or the “Company”) is a global leader in web-based portals for Boards of Directors.  The Company develops and sells an online software application called Diligent Boardbooks, a web based portal that board members, management and administrative staff use to compile, update, review and archive board materials during and after board meetings.  Diligent provides clients with subscription-based access to the software and also provides associated services including securely hosting the clients’ data and customer service and support for the application.

The Company was incorporated in the State of Delaware on September 27, 2007 and is listed on the New Zealand Stock Exchange (“NZSX”).  On December 12, 2007, the Company completed its initial public offering on the NZSX.  In April 2008, the Company filed a Form 10 registration statement with the United States Securities and Exchange Commission (“SEC”), which became effective on June 30, 2008.  The Company’s corporate headquarters are located in New York and New Zealand.

The Company has a wholly-owned subsidiary located in New Zealand, Diligent Board Member Services NZ Limited (“DBMS NZ”), which was acquired on January 1, 2008.  DBMS NZ provides research and development services to the Company.  The Company also has a wholly-owned subsidiary, Diligent Boardbooks Limited (“DBL”), an England and Wales limited liability company which was formed on December 14, 2006, to provide European sales and marketing services.  DBL was inactive until April 2008.  Diligent, together with its subsidiaries, are hereinafter referred to as “the Company”.

The Company’s consolidated financial statements are presented in US dollars, rounded to the nearest dollar, which is the Company’s functional and presentational currency.

The Company has evaluated all subsequent events through the filing date of this annual report, to ensure that this annual report includes subsequent events that should be recognized in the financial statements as of December 31, 2009, and appropriate disclosure of subsequent events which were not recognized in the financial statements.

2)           Liquidity

Despite growth in net sales during 2008, the Company’s growth rate lagged behind its projections.  Amid liquidity concerns, the Company initiated plans to scale back its growth plans in order to reduce operating expenses.  During the fourth quarter of 2008, the Company significantly reduced its sales force, reduced salaries for some of its more highly compensated employees and reduced the number of members of the board of directors.  This resulted in a significant reduction in operating expenses in 2009, while still achieving growth in revenues.  The Company also actively sought additional sources of financing and, in March 2009, issued 30,000,000 shares of newly-created Series A Preferred Stock for $0.10 per share, providing additional capital of $2,861,150, net of issuance costs (See Note 12).  The primary source of our liquidity for the past year has been this financing.  At the current level of reduced expenses, coupled with current sales growth forecasts, management believes this funding will be sufficient to support sales growth and achieve cash flow breakeven by around the end of the third quarter of 2010.

In February 2010, the Company entered into an agreement with Services Share Holding, LLC (“SSH LLC”), which is conditioned upon stockholder approval at our annual stockholders’ meeting in June 2010, in accordance with NZX rules.  The agreement provides for the repayment of approximately $1.0 million in cash to the Company in partial prepayment of the outstanding note receivable from affiliate (See Note 17).  If approved by our stockholders, the additional cash of $1.0 million will provide us with further liquidity.  With the exception of scheduled interest payments, the Company had not included the collection of the note receivable in its liquidity planning.

In March 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1 million revolving line of credit facility to the Company (See Note 17).  This line of credit offers the Company additional cash flow support if needed.

The Company continues to consider and evaluate strategic growth opportunities that could result in additional capital requirements which are not currently within the budget.  Our current operating expenses and expected capital expenditures are fixed, predictable and adequate to support our budgeted growth.  The primary uncertainty concerning the Company’s capital needs pertains to its ability to achieve the expected sales growth in a timely manner.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

3)            Significant accounting policies

Basis of presentation – The Company's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of consolidation – The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries.  All material intercompany balances and transactions have been eliminated in consolidation.

Use of estimates – The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents – The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.  The Company invests its excess cash primarily in bank and money market funds of major financial institutions.  Accordingly, its cash equivalents are subject to minimal credit and market risk.  At December 31, 2009 and 2008, cash equivalents include investments in money market funds of $102,409 and $1,144,312, respectively, which are carried at cost which approximates fair value.

Term deposits – Term deposits are short-term investments with banks, with maturities greater than three months at inception.

Accounts receivable – Accounts receivable are recorded at estimated net realizable value.  A provision for doubtful accounts is recorded based on management’s assessment of amounts considered uncollectable for specific customers based on age of the receivable, history of payments and other relevant information.  An allowance for doubtful accounts is provided for accounts receivable which management determines will not be collectable in full.

Property and equipment – Property and equipment consists of computer and office equipment, leasehold improvements and internal-use computer software.  Property and equipment are carried at cost, less accumulated depreciation and amortization and any impairment losses.

Internal-use software – The Company capitalizes certain costs incurred after the preliminary project stage in connection with developing or obtaining software for internal use.  Internal use software is included in property and equipment.

Depreciation and amortization – Depreciation on property and equipment is computed on a straight line basis at rates adequate to recover the cost of the assets over their estimated useful lives, which range from three to five years.  Leasehold improvements are depreciated over estimated useful lives of the assets or the term of the underlying lease, whichever is shorter.  Amortization of computer software is computed on the straight-line method over its estimated useful life, which is three years.  Expenditures for repair and maintenance costs are expensed as incurred.

Impairment of long-lived assets –The Company periodically reviews the carrying amounts of its tangible and intangible assets to determine whether events or changes in circumstances indicate the carrying amount of an asset may not be fully recoverable.  The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset.  Measurement of an impairment loss for long-lived assets and certain identifiable intangible assets that management expects to hold and use is based on the fair value of the asset.  An impairment loss is measured as the amount by which the carrying amount of the long-lived asset exceeds its fair value.

Revenue recognition – The Company recognizes revenue when all of the following criteria are met: (a) persuasive evidence of the arrangement exists, (b) delivery has occurred or services have been rendered, (c) the seller’s price to the buyer is fixed and determinable and (d) collectability is reasonably assured.  Revenue from the Boardbooks licenses is recorded ratably over the contract period, which is generally twelve months.  License fees paid in advance are recorded as deferred revenue until recognized.  The Company generally invoices its customers in annual installments.  Accordingly, the deferred revenue balance does not represent the total contract value of annual or multi-year, noncancelable subscription agreements.  The Company also earns fees for set-up and training (“installation fees”) of the Boardbooks system.  Historically, installation fees were recognized upon completion of the installation.  Effective October 1, 2008, installation fees are recorded ratably over the contract period. The effect of this change is not material to the Company’s consolidated financial condition, results of operations or cash flows.

Research and development – Software development costs are expensed as they are incurred until technological feasibility has been established, at which time those costs are capitalized until the product is available for general release to customers.  To date, software has been available for general release concurrent with the establishment of technological feasibility and, accordingly, the Company has not capitalized any development costs.  Costs incurred to enhance products after the general release of the service using the product are expensed in the period they are incurred and included in research and development costs in our consolidated statements of operations.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Operating leases – The Company records rental costs, including costs related to fixed rent escalation clauses and rent holidays, on a straight-line basis over the lease term.

Income taxes – Diligent files U.S. federal and state income tax returns.  Foreign operations file income tax returns in their respective foreign jurisdictions. The Company accounts for deferred income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

Foreign exchange – The Company’s wholly-owned subsidiaries, DBL and DBMS NZ, utilize the British Pound Sterling and the New Zealand Dollar (NZD), respectively, as their functional currencies.  Assets and liabilities of these subsidiaries are translated to US dollars at exchange rates in effect at the balance sheet dates, with the resulting translation adjustments directly recorded to a separate component of accumulated other comprehensive income.

Transactions in foreign currencies are reported at the approximate rates of exchange at the transaction date.  Assets and liabilities are translated at the rates of exchange in effect at the balance sheet date.  All differences are recorded in results of operations.  The foreign exchange gain (loss) is primarily attributable to movement in exchange rates on certain of the Company’s cash accounts held in foreign currencies.

The Company does not use forward exchange contracts to hedge exposures to foreign currency denominated transactions.

Share-based compensation – The Company measures the cost of employee services received in exchange for an equity-based award using the fair value of the award on the date of the grant, and recognizes the cost over the period that the award recipient is required to provide services to the Company in exchange for the award.

The Company measures compensation cost for awards granted to non-employees based on the fair value of the award at the measurement date, which is the date performance is satisfied or services are rendered by the non-employee.

Fair value of financial instruments – The Company’s financial instruments include cash and cash equivalents, term deposits, accounts receivable, accounts payable and accrued expenses.  The fair value of these financial instruments approximates book value due to their short term settlements.

Note receivable from affiliate – The note receivable from affiliate is recorded at estimated net realizable value, adjusted for any valuation allowance for amounts considered uncollectable.  The valuation allowance is reviewed for adjustment each reporting period.

Segment reporting – Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated on a regular basis by the chief operating decision-maker, or decision making group, in deciding how to allocate resources to an individual segment and in assessing performance of the segment. In light of the Company’s current product offering, management believes that the Company operates in one segment.

Net loss and and diluted net loss per share – Basic net loss per share is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, excluding unvested restricted common shares.  Diluted net loss per share is computed using the weighted average number of common shares outstanding and, when dilutive, unvested restricted common shares.  Because the Company reported a net loss for all periods presented, all potential common shares attributable to unvested restricted stock have been excluded from the computation of the diluted net loss per share because the effect would have been anti-dilutive.

Recent accounting pronouncements – In April 2009, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance intended to provide additional application guidance and enhance disclosures regarding fair value measurements and impairments of securities. The guidance was effective for interim and annual periods ending after June 15, 2009. The Company adopted this guidance upon its issuance and it had no material impact on the Company’s consolidated financial statements.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

In May 2009, the FASB issued new guidance on management’s assessment of subsequent events, which establishes the accounting and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. It required the disclosure of the date through which an entity evaluated subsequent events and the basis for that date. In February 2010, the FASB issued an update to this guidance which requires that SEC filers evaluate subsequent events through the date financial statements are available to be issued, but removed the requirement to disclose that date.  The updated guidance was effective upon issuance, and did not have a material impact on the Company’s consolidated financial statements.

In July 2009, the FASB issued the Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles (“Codification”), which is the single source of authoritative U.S. nongovernmental GAAP.  The Codification does not change GAAP, but is intended to make it easier to find and research issues and changes the way GAAP is referenced.  The Codification was effective for interim and annual periods ending after September 15, 2009.  The Company began to use the new Codification when referring to GAAP in its financial statements for the third quarter of 2009.  The Codification does not affect our consolidated financial position, cash flows or results of operations.

In August 2009, the FASB issued new guidance which clarifies measurement and disclosures of the fair value of liabilities.  The update is effective in the first reporting period after issuance.  This guidance did not have a material effect on the Company’s consolidated financial statements.

In October 2009, the FASB issued new guidance for revenue recognition with multiple deliverables.  This new guidance impacts the determination of when the individual deliverables included in a multiple-element arrangement may be treated as separate units of accounting. Additionally, it modifies the manner in which the transaction consideration is allocated across the separately identified deliverables by no longer permitting the residual method of allocating arrangement consideration. This new guidance is effective for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010, however early adoption is permitted. The Company does not expect this new guidance to have a material effect on the consolidated financial statements.

In January 2010, the FASB issued new guidance which improves disclosures about fair value measurements.  The new standard is effective for interim and annual periods beginning after December 15, 2009, except for certain disclosures regarding Level 3 measurements which are effective for fiscal years beginning after December 15, 2010.  The Company is evaluating the impact of this guidance on its consolidated financial statements.

4)	Acquisition of DBMS NZ

On January 1, 2008, the Company acquired all the outstanding shares of DBMS NZ, for NZD 5,000 (US$3,804).  Prior to the acquisition, DBMS NZ provided research and development services for the Company.  The purchase price was allocated to the assets and liabilities as follows:

Assets
Cash	$87,397
Accounts receivable	24,809
Other current assets	24,300
Property and equipment, net	4,688
141,194
Liabilities
Accounts payable	52,271
Accrued vacation pay	85,119
137,390

Net assets acquired	$3,804

5)	Term deposit

At December 31, 2009, the Company had a term deposit with a New Zealand bank with a term of 365 days.  The term deposit in the amount of NZD 100,000 (US$72,530 at December 31, 2009) bears interest at 4.50% and matures in March 2010.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

At December 31, 2008, the Company had a term deposit with a New Zealand bank with a term of 100 days.  The term deposit in the amount of NZD 100,000 (US$58,150 at December 31, 2008) bore interest at 6.00% and matured in March 2009.

6)	Accounts receivable

Accounts receivable consists of the following:

	December 31,	December 31,
	2009	2008
Trade receivables	$303,331	$397,305
Allowance for doubtful accounts	-	(7,125)

	$303,331	$390,180

7)	Property and equipment and obligations under capital leases

Property and equipment is comprised of the following:

	December 31,	December 31,
	2009	2008

Equipment	$1,416,470	$960,259
Computer software	479,370	326,760
Leasehold improvements	140,653	130,553
	2,036,493	1,417,572
Less: accumulated depreciation/amortization	723,534	301,565
Net property and equipment	$1,312,959	$1,116,007

Obligations under capital leases consist of various financing arrangements entered into by the Company to acquire computer equipment and software. The leases bear interest at rates ranging from 10.96% to 30.96% per annum, with monthly payments ranging from $130 to $2,528, and maturities from January 2010 to October 2012.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Each lease is secured by the underlying leased asset. Amortization of assets recorded under capital leases is included in depreciation expense. The equipment relating to capital leases, included in property and equipment on the balance sheet, is as follows:

	December 31,	December 31,
	2009	2008
Capital lease assets included in
property and equipment	$475,628	$246,679
Accumulated depreciation	192,727	96,284
	$282,901	$150,395

	Year	Year
	ended	ended
	December 31,	December 31,
	2009	2008
Depreciation expense relating
to capital lease assets	$96,443	$80,212

The following is a schedule of future minimum lease payments due under capital leases as of December 31, 2009:

Year ending
December 31,
2010	$157,103
2011	110,787
2012	67,724
Total minimum lease payments	335,614
Less interest portion of payments	(75,105)
Present value of minimum lease payments	$260,509

8)            Note receivable from affiliate - The note receivable from affiliate represents amounts due from SSH LLC, the Company’s predecessor entity, under a Promissory Note and Security Agreement dated October 1, 2007 (the “Note”).

The Note bears interest at 5% per annum, which is payable in arrears on the first day of each calendar quarter, commencing April 1, 2008.  SSH LLC elected, under the terms of the Note, to defer each of the first four quarterly interest payments through January 1, 2009, which were added to the principal balance and bear interest from the date the payment was due. The loan matures on October 1, 2010, when the entire principal balance and all accrued interest will be due and payable.  It was originally secured by 25,000,000 shares of the Company’s stock which were pledged as collateral by members of SSH LLC.  At December 31, 2009 the number of shares securing the Note is 21,678,597

At December 31, 2009 and 2008, the contractual outstanding loan balance was $7,161,791.  At December 31, 2008, the Company recorded a $5.8 million valuation allowance and a corresponding charge to impairment loss in order to write down the Note to the estimated fair value of the underlying collateral.

In the absence of an active market for the Company’s stock, or other observable inputs for similar instruments, the Company based its valuation principally on the value of the March 2009 issuance of preferred stock, adjusted using an assumed discount rate of 20%, which is management’s estimate based on the value of the preferred features of the Series A Preferred Stock.  In addition, management assumed that SSH LLC and/or its members would sell a portion of the underlying collateral to meet their quarterly interest payments, thereby reducing the amount of collateral expected to be available when the Note matures in 2010.  These are considered unobservable inputs falling within the definition of Level 3 inputs.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

On March 30, 2009, SSH LLC sold 2,387,263 pledged shares to Spring Street Partners, L.P. in a private transaction valued at $0.075 per share, or $179,045 in the aggregate.  The proceeds were applied against the Note interest payments due April 1 and July 1, 2009.  In September 2009, SSH LLC sold an additional 620,140 shares to Spring Street Partners, L.P. in a private transaction valued at $0.144 per share.  The proceeds of $89,523 were used to pay the interest due October 1, 2009.  In November 2009, SSH LLC sold an additional 314,000 shares to a third party for $0.285 per share and used the proceeds to pay the interest due January 1, 2010.

At December 31, 2009, the Company reduced the valuation allowance to $5.5 million and recorded a corresponding recovery of $300,000.  This recovery was based on the greater than expected number of shares held as collateral at December 31, 2009, due to the ability of SSH LLC to sell shares to meet the interest payments at higher than anticipated prices.

In February 2010, the Company reached an agreement with SSH LLC, subject to shareholder approval, to buy back some of the underlying collateral in exchange for a partial prepayment of the Note and an amendment to its terms (See Note 17).

The Note is the only financial instrument held by the Company for which a fair value measurement is made using significant unobservable inputs (Level 3).  A reconciliation of the beginning and ending balances of the Note follows:

	Year	Year
	ended	ended
	December 31,	December 31,
	2009	2008
Balance at beginning of period	$1,361,791	$6,715,232
Total gains or losses (unrealized/realized)
Included in earnings (or changes in net assets)	300,000	(5,800,000)
Included in other comprehensive income	-	-
Purchases, issuances and settlements	-	446,559
Transfers in and/or out of Level 3	-	-
Ending balance	$1,661,791	$1,361,791

The amount of total gains or losses for the period included in earnings (or changes in net assets) attributable to the change in unrealized gains or losses relating to assets still held at the reporting date	$300,000	$(5,800,000)

9)            Related party transactions

Loans to director and officer – In April 2008, the Company made loans to two officers, one of whom was also a Director, in the amount of NZD 218,000 (US$145,843), which were non-interest bearing.  These loans were made prior to the time that the Company was subject to the requirements of Sarbanes Oxley §402, which prohibits such loans to officers, but were outstanding at the time the Company filed its initial registration statement on Form 10 with the SEC; therefore the Company was in violation of Sarbanes Oxley §402 at that time.  These loans were repaid with officers’ bonuses in October 2008 when the Company became aware of the prohibition.

Marketing expense – During the years ended December 31, 2009 and 2008, the Company incurred marketing expenses of approximately $147,000 and $217,000, respectively, for services rendered by Yankee Hill Company, LLC, an entity owned by a stockholder of the Company.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Consulting agreement with Sugar International – From April 2008 through January 2009, the Company incurred expenses for sales training provided by a consultant from Sugar International.  A director and stockholder of the Company is a director and stockholder of Sugar International.  For the years ended December 31, 2009 and 2008, the Company recorded sales training expenses of approximately $15,000 and $184,500, respectively, for such services, of which $0 and $38,500 is included in payables to affiliates at December 31, 2009 and 2008, respectively.

Legal services – A director is a partner of Buddle Findlay, a law firm which provides legal services to the Company in New Zealand.  Fees paid to Buddle Findlay for the years ended December 31, 2009 and 2008 were approximately $86,000 and $83,000, respectively.  Payables to affiliates include approximately $5,800 and $11,000 at December 31, 2009 and 2008, respectively, payable to Buddle Findlay.

Rent expense – The Company subleased its New Jersey office from an affiliate through August 2009.  Additionally, the Company subleased office space in New York City from an affiliate through April 2008.  Rent expense paid to affiliates for the years ended December 31, 2009 and 2008, was approximately $29,000 and $77,000, respectively.

10)          Geographic information

The Company’s revenue, by geographic location of the customer, and long-lived assets located outside the United States are as follows:

	Year	Year
	ended	ended
	December 31,	December 31,
	2009	2008
Revenues:
United States	$4,193,354	$2,514,790
Foreign	807,285	415,912
Total	$5,000,639	$2,930,702

	December 31,	December 31,
	2009	2008
Long-lived assets outside
the United States, net	$507,794	$405,534

11)          Income taxes

No provision (benefit) for U.S. income taxes has been recorded in the accompanying consolidated financial statements for the periods ended December 31, 2009 and December 31, 2008 as a result of the Company's net operating losses.  At December 31, 2009, the Company has net operating loss carryforwards of U.S. income taxes of $16.0 million, which expire from 2027 through 2029.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

The significant components of loss before provision for income taxes and the consolidated income tax provision are as follows:

	Year	Year
	ended	ended
	December 31,	December 31,
	2009	2008
Loss before provision for income taxes:
Domestic	$(4,098,429)	$(16,543,217)
Foreign	272,776	(1,072,587)
Total	$(3,825,653)	$(17,615,804)

Provision for income taxes:
Domestic	$-	$-
Foreign	36,337	32,798
Total	$36,337	$32,798

The income tax provision differs from the amount of tax determined by applying the federal statutory rate as follows:

	Year	Year
	ended	ended
	December 31,	December 31,
	2009	2008
	%	%
Federal income tax statutory rate	(34.0)	(34.0)

State income taxes, net of federal benefit	(10.6)	(10.6)

Foreign income taxes	0.9	0.2

Tax effect of:
Share-based compensation	13.8	-
Meals and entertainment	0.1	0.1
Other	0.1
Valuation allowance	30.6	44.5
Income tax provision	0.9	0.2

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Deferred taxes are as follows:

	Year Ended December 31, 2009	Year Ended December 31, 2008
	(In thousands)	(In thousands)
Deferred tax asset (liability)
Share-based compensation	$-	$73
Bad debt expense	-	3
Note impairment loss	2,451	2,610
Depreciation	(38)	-
Accruals	19	-
Other	(1)	-
Net Operating Loss Carryforwards	7,115	5,293
Valuation Allowance	(9,546)	(7,979)
Total	$-	$-

Management has provided a valuation allowance of approximately $9,546,000 and $7,979,000 as of December 31, 2009 and 2008, respectively, for all U.S. net deferred tax assets since it is more likely than not that the related deferred tax assets will not be realized.  The Company has an insignificant amount of deferred tax assets related to DBMS NZ, which are offset against accrued expenses and other liabilities in the balance sheet.

The Company has evaluated its uncertain tax positions and determined that any required adjustments would not have a material impact on the Company’s financial statements.  The Company classifies interest and penalties on uncertain tax positions as interest expense and general and administrative expenses, respectively.  Interest and penalties recorded in 2009 were approximately $2,000 and $10,000, respectively.

The Company and its subsidiaries are subject to regular audits by federal, state and foreign tax authorities.  These audits may result in additional tax liabilities.  The Company’s federal, state and foreign income tax returns for the tax years 2007 through 2009 are open for examination by the federal, state and foreign taxing jurisdictions.

12)          Redeemable Preferred Stock – On March 11, 2009, the Company issued 30,000,000 shares of newly-created Series A Preferred Stock for $0.10 per share in a private offering, for an aggregate of $3,000,000 in additional capital.  Expenses relating to the share issuance were $138,850.  The principal terms of the Preferred Shares are as follows:

Dividend rights – The Preferred Shares carry a fixed, cumulative, dividend of 11% per annum (adjusted for stock splits, consolidation, etc).  The dividend, which is due on the first business day of each calendar year for the prior year, may (at the Company’s option) be paid either in cash or in kind by the issuance of additional Preferred Shares (PIK Shares), to be issued at the same issue price as the Series A Preferred Stock of $0.10 per share.  The 11% annual dividend on the Preferred Shares will have preference over the declaration or payment of any dividends on the Company’s common stock (ordinary shares).  In addition to the 11% preferred dividend, the holders of the Preferred Shares will also be entitled to participate pro rata in any dividend paid on the Company’s common stock.

Conversion rights – The Preferred Shares are convertible at any time at the option of the holders into the Company’s common stock on a one-for-one basis at a conversion price of $0.10 per share. In addition, Preferred Shares will automatically be converted into common stock upon the closing of an underwritten share offering by the Company on a registered stock exchange which realizes at least $40,000,000 of gross proceeds.

Redemption rights – The holders of the Preferred Shares have the option to require the Preferred Shares (including any PIK shares) to be redeemed in cash, at $0.10 per share plus accrued and unpaid dividends, at any time after 60 months from the date of issue of the Preferred Shares.

Anti-Dilution Provision – In the event of a future offering of the Company’s stock at a price per common share which is less than the Preferred Share conversion price immediately before such offering, the conversion price for the Preferred Shares is adjusted according to a weighted average formula.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Liquidation entitlement – In the event of any voluntary or involuntary liquidation of the Company, the holders of Preferred Shares are entitled to an amount per Preferred Share equal to 1.5 times the original issue price of $0.10 plus any dividends which have become due but have not been paid.

Voting rights – Preferred Shares have equal voting rights (one vote per share) to common stock, except that Preferred Shares do not vote in the general election of directors.

Other provisions – For as long as not less than 15,000,000 Preferred Shares are outstanding, the holders of the Preferred Shares have the right between them to appoint one director, and the Company may not take action relating to certain major transactions without obtaining the consent of not less than 60% of the Preferred Shares or without obtaining the approval of the director appointed by the holder of the Preferred Shares (for matters requiring Board of Directors approval).

Accounting for Preferred Shares – If certain criteria are met, companies must bifurcate conversion options from their host instruments and account for them as free standing derivative instruments.  The Company has evaluated the conversion option on the Preferred Shares and determined that the embedded conversion option should not be bifurcated.  Additionally, the Company analyzed the conversion feature and determined that the effective conversion price was higher than the market price at date of issuance; therefore no beneficial conversion feature was recorded.  The Company has classified the Preferred Shares as temporary equity because they are redeemable upon the occurrence of an event that is not solely within the control of the issuer.  As noted above, the holders of the Preferred Shares may demand redemption any time after 60 months from the date of issue.  The securities are carried at their face value net of issuance costs plus accrued dividends (representing fair value) because the contingency has not been met and it is not probable that it will be met.  If the redemption were considered likely to occur, the carrying value would be adjusted to its liquidation value.

The carrying value of the Preferred Shares at December 31, 2009 is as follows:

Gross proceeds	$3,000,000
Less: Issuance costs	(138,850)
2,861,150
Cumulative amortization of offering costs	21,989
Cumulative in kind dividend	266,712
Balance at December 31, 2009	$3,149,851

For the year 2009, the Board of Directors of the Company approved the issuance of PIK Shares in lieu of cash, which dividend was effective January 4, 2010.  Accordingly, the holders of the Series A Preferred Stock received an aggregate of 2,667,123 PIK Shares on January 4, 2010.

13)	Stockholders’ equity (deficiency)

Cancellation of shares – Pursuant to the Company's initial public offering, SSH LLC was required to place 14,000,000 of the Company's common shares into escrow through December 31, 2008, at which time these shares would be delivered to the Company for cancellation if certain sales milestones were not met.  The Company did not meet these sales milestones, and accordingly, the 14,000,000 shares were cancelled at December 31, 2008.

Increase in authorized shares – In March 2009, the stockholders of the Company approved an increase in the number of authorized shares of common stock from 200,000,000 to 250,000,000.

Issuance of preferred stock – On March 11, 2009, the Company issued 30,000,000 shares of newly created Series A preferred stock for US$0.10 per share (see Note 12).

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

14)          Stock option and incentive plan

In November 2007, the Company adopted the 2007 Stock Option and Incentive Plan (“the Plan”) authorizing the granting of awards to selected employees, directors and consultants of the Company, and its affiliates in the form of incentive stock options, non-qualified stock options, and stock awards. The Plan is administrated by the Company's Board of Directors. Pursuant to delegation by the Company's Board of Directors, the Remunerations and Nominations Committee determines the number of shares, the term, the frequency and date, the type, the exercise periods, any performance criteria pursuant to which stock option awards may be granted and the restrictions and other terms and conditions of each grant of restricted shares in accordance with the terms of the Plan.  The Plan authorizes the issuance of up to 10,000,000 shares of the Company’s common stock.

Restricted Stock Awards – On November 8, 2007, the Company granted 4,000,000 shares of common stock to selected employees (3,064,000 shares), directors (200,000 shares) and consultants (736,000 shares) of the Company, and its affiliates. Of these shares, 2,071,000 shares were fully vested upon issuance on December 12, 2007, 160,000 shares were forfeited during 2008 and 1,769,000 shares vested on January 1, 2009, based on continued employment through those dates. The fair value of the awards to employees was estimated to be NZD 0.90(US$0.69) per share, which was the closing price of the Company's stock on December 12, 2007. The fair values of the awards to non-employees were closing prices on various measurement dates.

On October 23, 2008, the Company granted 600,000 shares of restricted stock to two officers in accordance with the terms of their employment agreements, which included 250,000 shares which vested immediately, 250,000 shares which vested on February 15, 2009, and 100,000 shares which vested on May 15, 2009, based on continued employment through those dates.  The estimated fair value of the shares at the award date was measured using the closing price of NZD 0.25 (US$0.14) per share on the date of grant.

During the years ended December 31, 2009 and 2008, the Company recognized share-based compensation costs related to restricted stock awards of $23,099 and $920,783, respectively.

At December 31, 2009 all restricted stock is fully vested and there is no unrecognized compensation cost.

Stock Option Awards – On August 20, 2009 the Board of Directors approved the Stock Option Agreement, which contains the terms and conditions with respect to stock options granted by the Company under the Plan.  On that date, the Board of Directors awarded 3,650,000 stock options to officers and an additional 100,000 options to two former outside directors of the Company.  On October 9, 2009, the Company granted an additional 910,003 shares to employees.

The exercise price of each option is the market price of the Company’s stock for the last sale prior to the grant date, converted to U.S. dollars using the exchange rate in effect on the grant date.  The options generally expire after a period not to exceed ten years, except in the event of termination, whereupon vested options must be exercised generally within three months, or upon death or disability, in which cases the vested options may be exercised within twelve months, but in all cases the exercise date may not exceed the expiration date.

The fair value of each option grant was estimated on the date of grant using the Black-Scholes option pricing model and the resulting fair value is recorded as share-based compensation expense on a straight line basis over the option vesting period for employee stock options, ranging from six months to three years.  The value of the options granted to former directors was charged to expense as of the grant date.

The fair values of the options granted were estimated based on the following assumptions:

Expected volatility (1)	183.98 - 186.94%
Expected term (2)	5.35 – 6.00 years
Risk-free interest rate (3)	2.36 - 2.75%
Dividend yield	-

(1)	The expected volatility was determined using historical volatility data for comparable companies.
(2)	The expected term of the options has been estimated using the simplified method allowed by the SEC, which calculates the average of the vesting period and the contractual term of the options.
(3)	The risk free interest rate is based on the U.S. Treasury constant maturity nominal yield with a term approximately equal to the expected terms of the options.

The weighted average grant-date fair value of the options granted was $0.1406.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

A summary of stock option activity for the year ended December 31, 2009 is as follows:

	Options	Weighted average exercise price	Weighted average remaining contractual term
Outstanding at January 1, 2009	-	$-
Granted	4,660,003	.1439
Exercised	-	-
Forfeited	-	-
Outstanding at December 31, 2009	4,660,003	.1439	9.66 years
Exercisable at December 31, 2009	-	.1439

During the year ended December 31, 2009, the Company recognized share-based compensation costs related to stock options of $180,154.  At December 31, 2009 there was $467,781 of unrecognized share-based compensation expense related to options granted that will be recognized over the next 2.75 years.

15)          Commitments and contingencies

Operating leases – In April 2008, the Company entered into an operating lease agreement for its office space in New York City for seven years, which requires an annual base rent of $210,000, with an escalation clause.  The rental expense for the years ended December 31, 2009 and 2008 was approximately $227,000 and $189,000, respectively.

In June 2009, DBMS NZ entered into a three-year operating lease for office space in Christchurch, New Zealand.  The terms of the lease require an annual rent of NZD 42,000 (US$30,463 at December 31, 2009).  The total rental expense under the new and expiring leases for the year ended December 31, 2009 was NZD 76,028 (US$47,062) and NZD 84,233 (US$60,032), respectively.

The Company or its consolidated subsidiaries have entered into several other short-term property leases requiring montly rentals of approximately $3,000, for terms expiring through June 2010.

The lease agreements require security deposits in the amount of $221,886 at December 31, 2009.

The following is a schedule of future minimum lease payments as of December 31, 2009:

Year ending December 31	2010	$265,688
	2011	258,264
	2012	249,867
	2013	241,675
	2014	248,925
	2015 and thereafter	62,688
		$1,327,107

Employment contract – In June 2009, the Company entered into an employment contract with an officer which provides for annual compensation of $210,000.  The contract also provides for grants of stock, subject to Board of Director approval and continued employment, of 250,000 shares each in August 2009, 2010, and 2011.  The first of these grants was included in the stock options issued in August 2009 (See Note 14).  The contract may be terminated at any time with ninety days written notice.

401(k) plan – On January 1, 2008 the Company adopted a defined contribution plan in the form of a qualified 401(k) plan (“the 401(k) Plan”), in which substantially all US employees are eligible to participate.  The Company makes no matching contributions under the 401(k) Plan.

Warranties and indemnification – The Company’s service is warranted to perform in a manner materially consistent with its marketing and training materials, specifications and technical information provided to users.  The Company’s arrangements generally include certain provisions for indemnifying customers against liabilities if its products or services infringe a third-party’s intellectual property rights. To date, the Company has not incurred any material costs as a result of such indemnifications and has not accrued any liabilities related to such obligations.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

The Company has also agreed to indemnify its directors and officers to the fullest extent allowed under Delaware law for costs associated with any fees, expenses, judgments, fines and settlement amounts incurred by any of these persons in any action or proceeding to which any of those persons is, or is threatened to be, made a party by reason of the person’s services as a director or officer of the Company, or arising as a result of that person serving at the request of the Company as a director, officer, employee or agent of another enterprise.  The Company maintains director and officer insurance coverage that should enable the Company to recover a portion of any future amounts paid.

16)          Financial instruments

Interest rate risk - Interest rate risk is the risk that market interest rates will change and impact Diligent’s financial results by affecting the rate of interest charged or received by the Company.  It is not expected that changes in interest rates will materially affect the Company’s results of operations.

Currency rate risk - The Company is subject to currency rate risk primarily from export sales to Canada, Europe, Australia and New Zealand, and from cash balances maintained in foreign currencies.  The Company has not entered into forward contracts or other currency hedges.

Liquidity risk – The Company expects that its cash and cash equivalents will be adequate to support sales growth and achieve cash flow breakeven by around the end of the third quarter of 2010.  Particularly in light of current economic conditions, the Company intends to manage liquidity risk by continuously monitoring forecasted and actual cash flows and matching the maturity profiles of financial assets and liabilities.  Additionally, in March 2010, the Company secured a $1 million revolving line of credit facility, which provides the Company cash flow support if needed (see Note 17).  The primary uncertainty concerning our capital needs pertains to our ability to achieve the expected sales growth in a timely manner such that recurring revenues exceed operating expenditures.

Concentrations of credit and other risks - The Company sells its service to a diverse number of customers and performs ongoing credit evaluations of its customers' financial condition as part of its accounts receivable monitoring procedures.  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of trade accounts receivable.  One customer accounted for 14.2% of the accounts receivable balance at December 31, 2009 and 10.5% of the accounts receivable balance at December 31, 2008.  No single customer generated more than 10% of revenue in 2009 and 2008.

Financial instruments which potentially subject the Company to significant concentration of credit risk include money market funds, time deposits and a term deposit.  These financial instruments are classified as either cash and cash equivalents or term deposit and are maintained with high credit quality banking institutions in the United States, New Zealand and Great Britain. At times the cash balances may be in excess of the insurance limits at a particular bank.

17)          Subsequent events

Repayment and Amendment of Note Receivable – In February 2010, the Company entered into an agreement with SSH, LLC, which is conditioned upon stockholder approval at our annual stockholders’ meeting in June 2010, in accordance with NZX rules.  The agreement provides for the repayment of approximately $1.0 million in cash to the Company in partial prepayment of the outstanding Note.  The agreement also calls for partial prepayment of an additional $3.1 million by the surrender and cancellation of 11,650,000 Diligent shares which are held as collateral for the Note.  The repayment of the remaining outstanding principal of $3.1 million (which, subsequent to the surrender of the 11,650,000 shares, will be secured by 5,205,597 shares of Diligent stock) will be extended by two years to October 2012 and the interest rate will be increased from 5% to 6.5% and payments will be due annually, as opposed to quarterly.  If approved by our stockholders, the additional cash of $1.0 million will provide us with further liquidity.

Line of Credit Facility - In March, 2010, the Company entered into an agreement with Spring Street Partners, L.P. (“the Lender”) pursuant to which the Lender extended a $1 million revolving line of credit facility to the Company.  The Lender is the holder of 20 million shares of the Company’s Series A preferred stock and approximately 5 million shares of the Company’s common stock, and the founder and managing partner of the Lender is the chairman of the board of directors of the Company.

The line of credit bears interest at a fixed rate of 9.50% per annum.  Upon the event of default, the Lender has the option to increase the interest rate on all outstanding obligations to 14.50%.  The line of credit is subject to a 0.5% per annum commitment fee on the unused portion of the line of credit, paid quarterly in arrears.  Accrued interest and accrued commitment fees must be paid quarterly on the last business day of each quarter.  The line of credit matures in September 2011, at which time all outstanding principal and unpaid interest and commitment fees are due in full.

The Lender has a first priority lien on all of the Company’s accounts receivable.  The line of credit agreement includes restrictive covenants regarding liens, additional indebtedness, sales of assets and dividend payments.  Additionally, the line of credit includes financial covenants with respect to the achievement of budgeted revenues and expenses.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

COMPARISON TO PROSPECTIVE FINANCIAL INFORMATION
FOR THE YEAR ENDED 31 DECEMBER 2009

The combined investment statement and prospectus issued 8 November 2007 for Diligent’s public offer contained three months’ prospective financial figures to 31 December 2007 and two years’ annual prospective financial figures for the years ended 31 December 2008 and 31 December 2009.  The following information is a comparison of the prospective financial statements of Diligent from the 2007 prospectus for the year ended 31 December 2009, with the actual result for the same period.  All figures are in US$.

COMPARISON TO PROSPECTIVE FINANCIAL INFORMATION
Statement of Operations

	Consolidated
	Actual	Projections
		(Unaudited)
	For 12 months to 31 December 2009

Revenues	5,000,639	22,944,793
Cost of revenues	2,186,850	4,485,594
Gross profit	2,813,789	18,459,199

Operating expenses:
Selling and marketing expenses	2,436,912	12,609,793
General and administrative expenses	3,944,363	5,458,021
Research and development expenses	730,201	1,244,723
Depreciation and amortization	418,644	304,575
Total operating expenses	7,530,120	19,617,112

Operating loss	(4,716,331)	(1,157,913)

Other income:
Impairment recovery on note receivable	300,000	-
Interest income, net	358,446	745,363
Foreign exchange transaction gain	60,893	-
Other	171,339	-
Total other income	890,678	745,363

Loss before provision for income taxes	(3,825,653)	(412,550)

Provision for income taxes	36,337	-

Net loss	$(3,861,990)	$(412,550)

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

COMPARISON TO PROSPECTIVE FINANCIAL INFORMATION
Balance Sheet

	Consolidated
	Actual	Projections
		(Unaudited)
	31 December 2009
ASSETS
Current assets:
Cash and cash equivalents	1,129,591	13,123,666
Term deposit	72,530	-
Accounts receivable, net	303,331	491,790
Prepaid expenses and other current assets	183,368	-
Total current assets	1,688,820	13,615,456
Property and equipment, net	1,312,959	766,395
Note and accrued interest receivable from affiliate	1,661,791	6,961,157
Restricted cash - security deposits	221,886	-
Total assets	$4,885,456	$21,343,008

LIABILITIES AND STOCKHOLDERS' (DEFICIENCY) EQUITY
Current liabilities:
Accounts payable	144,751	807,744
Accrued expenses and other liabilities	253,089	-
Deferred revenue	1,593,351	8,556,321
Current portion of obligations under capital leases	113,418	-
Payables to affiliates	5,762	-
Total current liabilities	2,110,371	9,364,065
Non-current liabilities:
Obligations under capital leases, less current portion	147,091	-
Other non-current liabilities	44,252	-
Total non-current liabilities	191,343	-
Total liabilities	2,301,714	9,364,065
Commitments and contingencies

Redeemable preferred stock:
Series A convertible redeemable preferred stock, $.001 par value, 50,000,000 shares authorized, 30,000,000 shares issued and outstanding	3,149,851	-

Stockholders' (deficiency) equity:
Common Stock, $.001 par value, 250,000,000 shares authorized, 90,440,000 issued, and outstanding	90,440	104,000
Additional paid-in capital	24,532,622	28,261,261
Accumulated deficit	(25,180,648)	(16,386,318)
Accumulated other comprehensive loss	(8,523)	-
Total stockholders' (deficiency) equity	(566,109)	11,978,943
Ttl liabilities, redeemable prfrd stock & stockholders'(deficiency)equity	$4,885,456	$21,343,008

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

COMPARISON TO PROSPECTIVE FINANCIAL INFORMATION
Statement of Cash Flows

	Consolidated
	Actual	Projections
		(Unaudited)
	For 12 months to 31 December 2009
Cash flows from operating activities:
Net loss	(3,861,990)	(412,550)
Adjustments to reconcile net loss to cash used in operating activities:
Impairment recovery on note receivable	(300,000)	-
Depreciation and amortization	418,644	304,575
Allowance for doubtful accounts	(7,125)	-
Share-based compensation	203,253	1,500,000
Straight-line rent adjustment	44,252	-
Changes in operating assets and liabilities:
Accounts receivable	93,974	(2,970)
Prepaid expenses and other current assets	39,249	-
Restricted cash - security deposits	24,799	-
Accounts payable and accrued expenses	(77,020)	341,176
Deferred revenue	991,943	5,568,000
Payable to affiliates	(43,816)	-
Net cash (used in) provided by operating activities	(2,473,837)	7,298,231
Cash flows from investing activities:
Purchase of property and equipment	(377,858)	-
Net cash used in investing activities	(377,858)	-
Cash flows from financing activities:
Proceeds from stock issuance	2,861,150	-
Payments of obligations under capital leases	(140,361)	(205,167)
Net cash (used in) provided by financing activities	2,720,789	(205,167)
Effect of exchange rates on cash and cash equivalents	(4,850)	-
Net (decrease) increase in cash and cash equivalents	(135,756)	7,093,064
Cash and cash equivalents at beginning of period year	1,265,347	6,030,602
Cash and cash equivalents at end of period year	$1,129,591	$13,123,666

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

COMMENTARY AND OVERVIEW ON PROSPECTIVE FINANCIAL INFORMATION

Following its initial public offering (IPO) of December 2007 and aligned with the IPO sales targets, Diligent commenced an aggressive marketing program for its already successful and proven Boardbooks product.

The projections and expansion plans at the time of the IPO, that were warranted to be achieved with 14 million shares by the founding shareholders, were curtailed by two factors; the inability to expand as rapidly outside of North America and the unforeseen financial crisis.

In May of 2008, Diligent issued a market announcement that sales were not being achieved at levels projected and it was unlikely the Company would reach the annual sales projections set forth in the November 2007 Investment Statement and Prospectus issued in connection with its IPO.  Measures were initiated by the third quarter to scale back Diligent’s operating expenses and growth plans to align them with market conditions. These efforts, completed by year-end, would allow the company to grow albeit in a more conservative manner than originally anticipated.

Diligent’s strategy to continue to drive growth and realize its potential required additional funding in early 2009. Costs had been extensively cut to match revised sales projections, but marketing and research and development expenses associated with the Company’s original expansion plans in the prospectus required additional funding to deliver this growth.  Increased compliance costs, of both listing in NZ and registering in the US with the Securities and Exchange Commission (“SEC”), added to expenses beyond what was originally projected.

Despite not meeting the original IPO projections, the company delivered very strong year over year growth in 2009 following the 2008 downsizing of operations. At December 2009 the Company had 284 worldwide licenses (2008 projection 378 and 2009 projection 930) with annual sales revenues of $5.0m (2008 projection $5.8m and 2009 projection $22.9m).

Failing to meet the 31 December 2008 annualized license fees (“ALF”) targets outlined in the IPO prospectus resulted in the forfeiture by Diligent’s founding shareholders of 14 million shares, which had been held in an escrow account.  In January 2009, all 14 million shares were returned and cancelled with immediate effect and the number of shares on issue was reduced from 104,440,000 to 90,440,000.

Subsequent to the 31 December 2008 balance date, Diligent announced details of a $3 million capital infusion through the issue of new Diligent preferred stock to two US investors – Spring Street Partners, LP ($2 million) and Carroll Capital Holdings, LLC ($1 million).  Despite the global financial crisis, Diligent has raised funds to assist in securing the Company’s financial position and strengthen the ability of the company to take advantage of ongoing growth and development opportunities.

At the end of 2008 the Company recorded a $5.8 million valuation allowance and a corresponding charge to impairment loss in order to write down the Note receivable from affiliate (SSH LLC) to the estimated fair value of the underlying collateral.  At December 31, 2009, the Company reduced the valuation allowance to $5.5 million and recorded a corresponding recovery of $300,000.  This recovery was based on the greater than expected number of shares held as collateral at December 31, 2009, due to the ability of SSH LLC to sell shares to meet the interest payments at higher than anticipated prices.

Given the reduced level of trading as compared to the prospectus, the amount of cash held and deferred revenue on the balance sheet is less than originally projected.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

CORPORATE GOVERNANCE

Compliance with NZX Best Practice Code and Other Guidelines

The NZSX Listing Rules require listed companies to disclose in their annual report whether and to what extent their corporate governance principles materially differ from the NZX Corporate Governance Best Practice Code. The directors do not consider that there is any such material difference.

Role of the Board

Except for Mr. Liptak, the Board is elected by the stockholders and is responsible for the corporate governance of Diligent. Mr. Liptak is appointed a director by the holders of the Company's Series A Preferred Stock pursuant to the Certificate of Incorporation. The Board is the final body responsible for decision making within Diligent and maintaining Diligent’s corporate governance and ethical business practices. Corporate governance encompasses the requirement for the Board to discharge such responsibilities, to be accountable to the shareholders and other stakeholders for the performance of Diligent, and to ensure that Diligent is compliant with laws and standards. The Board establishes the objectives of Diligent and is engaged in ongoing strategic planning in order to meet these objectives. It provides an oversight of compliance and risk, it measures and monitors management performance and it sets in place the policy framework within which Diligent operates. The Board monitors financial results comparing them to the budget and annual plan at regular monthly meetings. The Board has delegated components of its powers to subcommittees of the Board, and the day to day management of Diligent to the Chief Executive Officer. The ambit of these delegations is documented in Diligent’s delegations policy, sub-committee Terms of Reference and by relevant minuted resolutions of the Board. The Chief Executive Officer delegates certain authorities to staff that report to him.

Board Composition and Membership

As at 31 December 2009 the Board comprised six directors: an independent director Chairman, two executive directors, a non-executive director and two independent directors. As at 3 March 2010, the Chairmanship was changed from an independent director to a non-executive director.  The Board has a broad base of knowledge and experience in software development and commercialization, corporate governance, financial management, legal compliance and other expertise to meet Diligent’s objectives. The details, background and place of residence of the directors are detailed elsewhere in this report.  The Chairman is elected by the Board and it is his role to manage the Board in the most effective manner and to provide a conduit between the Board and the Chief Executive Officer. He has no significant external commitments that conflict with this role.

Operation of the Board

The Board meets monthly on a formal scheduled basis. In addition to these monthly meetings the Board meets on other occasions to debate strategic and financial issues. Each month the Chief Executive Officer prepares a report to the Board that includes a summary of Diligent’s activities, together with financial reports and operational updates. In addition, the Board receives regular briefings on key strategic issues from management, both as part of the regular scheduled Board meetings and in separate strategic planning sessions.

Chief Executive Officer

The Board is responsible for the evaluation of the Chief Executive Officer against his key performance objectives and is responsible for the setting of these objectives on a periodic basis and ensuring that they are appropriate measurable targets. The Chief Executive Officer provides a financial and compliance report to the Audit and Compliance Committee, which currently meets at least six times per year.

Independence of Directors

To be "independent" a director must not be an executive officer and must not have a disqualifying relationship, which comprises any direct or indirect interest or relationship that could reasonably influence, in a material way, the director's decision making in relation to the Company.  It has been determined by the Board that there are two executive directors, one non-executive director and three independent directors.  The executive directors are also officers of Diligent. All directors are required to immediately advise if any new relationships would interfere with such independence and so enable the Board to consider and determine the materiality of the relationship.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Rotation of Directors

In accordance with Diligent’s Bylaws, at each annual meeting of Diligent all directors must retire from office and are subject to re-appointment at each annual meeting.

Board Committees

The Board maintains two formally constituted standing Board Committees: the Audit and Compliance Committee and the Remuneration and Nominations Committee. The two Board Committees and their memberships as at 31 December 2009 are set out in the following chart:

Director	Membership Classification	Committee Membership

		Audit	Remuneration
		and	and
		Compliance	Nomination

R. Bettle	Independent Director	Member	Chairman
S. Daniels	Executive Director	-	-
P. Huljich	Independent Director	Member	Member
D. Liptak	Non-Executive Director	-	Member
M. Russell	Independent Director	Chairman	Member
A. Sodi	Executive Director	-	-

Audit and Compliance Committee

The Audit and Compliance Committee is responsible for monitoring the ongoing effectiveness and implementation of compliance activities. Membership of the Committee is restricted to non-executive directors and the majority of directors must be independent directors. The Audit and Compliance Committee includes members who have appropriate financial and legal experience. All members of the Audit and Compliance committee satisfy the independence requirements under NZX best practice.

The main responsibilities of the Audit and Compliance Committee are to:
•
Monitor and oversee the quality of financial reporting and financial management. The Committee considers accounting and audit issues and makes recommendations to the Board as required and monitors the role, responsibility and performance of the external auditor.

•	Assist the Board to review the effectiveness of the organization’s internal control environment covering:
•	Effectiveness and efficiency of operations
•	Reliability of financial reporting
•	Compliance with applicable laws and regulations
•	Oversee the effective operation of the risk management framework
•	Recommend to the Board the appointment, removal and remuneration of the external auditors, and review the terms of their engagement and the scope and quality of the audit
•	Review and approve, before commencement, the nature and scope of non-audit services being provided by the external auditors
•	Ensure compliance with Diligent’s disclosure obligations under the NZSX Listing Rules.

The Chief Executive Officer attends each Committee meeting by invitation as does the external auditor when requested.

Remuneration and Nominations Committee

The Remuneration and Nominations Committee reviews directors’ fees, the Chief Executive’s compensation package and performance, the policy for compensation for senior management and ensures Diligent has formal and transparent processes for the nomination and appointment of directors to the Board and identifying skill gaps on the Board to ensure diversity and experience on the Board. These reviews form the basis of recommendations to the Board. Details of directors’ compensations are set out under the section heading “Directors compensation”. Membership of the committee is restricted to non-executive directors and the majority of directors must be independent directors. The Chairman of the committee is an independent director.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Code of Ethics

Diligent expects all its employees and directors to maintain the highest ethical standards. The directors support the principles set out in the “Codes of Proper Practice for Directors” issued by the Institute of Directors in New Zealand. Whilst recognizing that the Code expresses principles and does not purport to determine the detailed course of conduct by directors on any particular matter, the directors are committed to the highest standards of behavior and accountability.

Conflicts of Interest

If conflicts of interest exist in any transaction, then a director must declare his or her conflict or interest and not exercise his or her right to vote in respect of such matters.

Audit Governance and Independence

In 2008 the Company’s registration with the US Securities and Exchange Commission became effective and the Company’s reporting requirements now include audit by a Public Company Accounting Oversight Board (PCAOB) registered independent public accounting firm.  In order to meet these requirements the Board approved of the appointment of Holtz Rubenstein Reminick LLP.  The Board has set the remuneration of the auditors and will seek approval of the auditor’s re-appointment at the next Annual Meeting. The work of the auditors is limited to tax, audit and related work only and Diligent is committed to auditor independence.  The Board, through the Audit and Compliance Committee, annually reviews the independence and objectivity of the auditors.  No managers, partners or directors of the auditor hold shares in Diligent.  In addition, the lead audit partner must rotate after a maximum of five years, and the auditor must confirm annually its commitment to strict procedures to ensure independence.  Representatives of Diligent’s auditors are invited to the Annual Meeting.

Reporting and Disclosure

Annual and Interim Reports in accordance with the requirements of the Financial Reporting Act 1993 and the NZSX Listing Rules are communicated to all shareholders. The consolidated annual financial statements are prepared in accordance with US GAAP and are audited by an independent registered public accounting firm. The annual report is available online at the website www.boardbooks.com.

Treasury Policy

Diligent’s Treasury policies conservatively manage interest rate, foreign exchange and counterparty risk.  Investment activities that are purely speculative are prohibited.  Exposure limits are controlled through a combination of diversification and use of insured accounts when feasible.  A policy of delegated authorities and internal controls insures compliance and oversight.

Shareholder Relations

The Board’s policy is to ensure that shareholders are informed of all major and strategic developments affecting Diligent’s state of affairs. Media releases are made and Diligent releases all material information to NZX under continuous disclosure requirements.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

STATUTORY INFORMATION

Directors’ relevant interest

Directors’ relevant interest in Diligent shares as at 31 December 2009 were as follows.

	Shares	Holding
		%

R Bettle	50,000	0.06%
S Daniels	6,953,666	7.69%
P Huljich	3,907,091	4.32%
D Liptak	3,007,403	3.33%
M Russell	54,260	0.06%
A Sodi	2,477,742	2.74%
Based on 90,440,000 shares

Directors’ dealings in shares

The following table summarizes the directors’ share dealings in Diligent.

	Shares Held 31 Dec 2008	Movement	Shares Held 31 Dec 2009

R Bettle	50,000	-	50,000
S Daniels	6,868,666	85,000	6,953,666
P Huljich	3,907,091	-	3,907,091
D Liptak (1)	-	3,007,403	3,007,403
M Russell	50,000	4,260	54,260
A Sodi	2,277,742	200,000	2,477,742
(1)	Director who was added during the year.

Directors’ indemnity and insurance

Diligent has directors’ & officers’ liability insurance cover to the sum of $10,000,000 in the aggregate.  The cover includes employment practices and securities liability.

Loans to Affiliate

See Footnote 8 to Consolidated Financial Statements.

Related Party Transactions

See Footnote 9 to Consolidated Financial Statements.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Directors’ Compensation

The following table provides each element of compensation paid or granted to each director for service rendered during the year ended 31 December 2009.

Director	Fees earned or paid in cash (1)		Stock/Option Awards		All other Compensation (2)		Total
	$		$		$		$

R Bettle		35,000		-		-		35,000
S Daniels		-		-		235,073		235,073
P Huljich		17,500		-		-		17,500
D Liptak		-		-		-		-
M Russell		30,000		-		85,944		115,944
A Sodi		-		73,545		281,381		354,926

(1)	The amounts shown represent fees in US dollars. Directors fees are based on $US, however, Messrs Bettle, Huljich, and Russell were paid in NZD.
(2)	Includes payment of legal fees by us for services rendered by Buddle Findlay, of which Mr. Russell is a partner. It also includes salary and health benefits for S. Daniels and A. Sodi.

The aggregate directors’ fee for our non-employee directors was fixed at a total of approximately $95,000 per year.  However, subsequent to 30 August 2009, Mr. Huljich voluntarily took a temporary reduction, reducing fees to $82,500 for 2009.  We do not pay directors’ fees to the employee directors and do not intend to in the foreseeable future.  The directors are also entitled to be paid for all reasonable travel, accommodation and other expenses incurred by them in connection with their attendance at board or stockholder meetings, or otherwise in connection with our business.

Employee compensation

On 31 December 2009 Diligent had 48 employees, who were located in the United States, New Zealand and the United Kingdom.  The Board, with advice from the Remuneration and Nominations Committee, establishes remuneration policies and this is implemented by operational managers.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Grouped below are the numbers of employees or former employees of Diligent and its subsidiaries (excluding Company directors whose remuneration and benefits are disclosed elsewhere) who received compensation and other benefits in their capacity as employees, totalling $50,000 or more as an employment package during the twelve month period to 31 December 2009.  Executive remuneration includes all salary and bonuses, shares granted and any other sundry benefits received in their capacity as employees.

Compensation Ranges $(000)	No. Of Employees 2009
Less than 50	20
50 – 60	4
60 – 70	3
70 – 80	4
80 – 90	5
90 – 100	6
100 – 110	1
110 – 120	3
120 – 130	1
130 – 140	1
140 – 150	-
150 – 160	2
160 – 170	1
170 – 180	1
180 – 190	2
190 – 200	1
200 – 210	2

Donations

Diligent made donations of $1,150 during the year.

Current NZSX Waivers

Diligent obtained several waivers from various NZSX Listing Rules that relate to where listing rules are directly inconsistent with Delaware and United States federal law.  The waivers were granted 6 November 2007.

Waivers were granted from Listing Rules 3.1.1 (c), (d) and (e) where compliance with these rules would result in a contravention or breach of Delaware laws, US federal laws, Diligent’s Certificate of Incorporation or Bylaws, or other applicable US laws.

Waivers were granted from Listing Rules 4.8 and 4.8.5 regarding takeovers on the condition that prominent and full disclosure and explanation of takeovers law and relevant Listing Rules that apply in the event of a takeover of Diligent are included in the offer document.

Waivers from Listing Rule 11.1.1 and approval under Listing Rule 11.1.5 were granted to restrict the transfer of its shares issued under the initial public offering to US persons for a 12 month period following the close of the initial public offering.  Conditions were attached to the waiver.

Details of the waivers are available for viewing under the DIL code on the NZX website.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Credit Rating

Diligent has no credit rating.

Supplemental Information

NZX has confirmed that for the purpose of the Listing Rules the Financial Reporting Act 2003 (New Zealand) will apply to Diligent as an “Issuer” and “Reporting Entity” for the purposes of that Act.  This allows Diligent to report in New Zealand in US$ and according to US Generally Accepted Accounting Principles (GAAP).  GAAP reporting does not provide, or allow, for the presentation of Net Tangible Assets per Share as is required under NZSX Listing Rules.  Diligent is providing as supplemental information that the Net Tangible Assets at 31 December 2009 and 2008 are $US0.03 and $US0.04 per share, respectively.

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

SHAREHOLDER INFORMATION

The ordinary shares of Diligent are listed on NZSX.  The information in the disclosures below has been taken from Diligent’s share register at 3 March 2010.

Twenty Largest Registered Shareholders as at 3 March 2010

Rank	Investor	Address	Total Units	Issued Capital
				%

1	Services Share Holding LLC	USA	15,963,097	17.650
2	New Zealand Central Securities Depository Limited	NZ	9,625,797	10.643
3	Carroll Capital Holdings LLC	USA	6,767,925	7.483
4	Spring Street Partners, LP	USA	5,507,403	6.090
5	Brian Henry and Kiri Borg	USA	4,696,303	5.193
6	Corcoran Consulting, LLC	USA	4,147,101	4.585
7	Sharon Daniels	USA	3,522,310	3.895
8	S K Daniels Holdings Inc.	USA	3,431,356	3.794
9	Alessandro Sodi	USA	2,477,742	2.740
10	Hubbard Churcher Trust	NZ	1,673,421	1.850
11	Marc Daniels	USA	1,466,988	1.622
12	CPH Trust	NZ	1,095,108	1.211
13	PRH Trust	NZ	1,095,106	1.211
14	Creative Juice Limited	NZ	1,003,505	1.110
15	Winiford Borg	USA	1,003,429	1.109
16	Matthew James Pringle	NZ	1,000,000	1.106
17	Templar Investments LTD	NZ	990,800	1.096
18	Harvey F Carter Family Trust	NZ	871,715	0.964
19	Dagger Nominees LTD	NZ	865,000	0.956
20	Pat O’Connor and Kay O’Connor	NZ	717,622	0.793
	Total		67,921,728	75.101

Based on 90,440,000 shares

Distribution of shareholders as at 3 March 2010

Holding Ranges	Investors	Securities	Issued Capital
			%

1 – 1000	9	7,820	0.009
1001 – 5000	210	819,110	0.906
5001 – 10,000	176	1,587,265	1.755
10,001 – 50,000	202	5,287,575	5.846
50,001 – 100,000	48	3,793,869	4.195
100,001 and over	65	78,944,361	87.289
Total	710	90,440,000	100.000

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

Substantial security holders

The following information is given in accordance with Section 26 of the Securities Markets Act 1988.  According to notices received, the following persons were substantial security holders in Diligent as at 3 March 2010.

	Date of notice	Relevant interest	%

Services Share Holding LLC	19.02.10	15,963,097	17.65
K Carroll	10.02.09	6,767,925	7.48
Spring Street Partners LP	19.02.10	5,507,403	6.09
B Henry & K Borg	11.09.09	5,470,253	6.05
Sharon Daniels	03.04.09	6,868,666	7.59
Huljich Wealth Management	25.03.09	5,434,230	6.01

Directors Statement

The Annual Report is dated 18 March 2010 and is signed on behalf of the Board by:

DILIGENT BOARD MEMBER SERVICES, INC
ANNUAL REPORT 2009

DIRECTORY

Directors		Legal Advisors
Rick Bettle (Wellington, NZ)		New Zealand
Sharon Daniels (New Jersey, USA)		Buddle Findlay, Christchurch
Peter Huljich (Auckland, NZ)
David Liptak (New York, USA)		United States of America
Mark Russell (Christchurch, NZ)		Lathrop and Gage, Kansas City, Missouri
Alex Sodi (New York, USA)
Auditor
Senior Management		Holtz Rubenstein Reminick LLP
New York, New York
Tricia Burke (Vice President, IT)		United States of America
Marc Daniels (Executive VP Licensing)
Sharon Daniels (Chief Marketing Officer)		Bankers
Kevin Lawler (CFO NZ)		HSBC
Don Meisner (Treasurer)		New York, United States of America
Robert Norton (General Counsel, Corporate Secretary)
Al Percival (Executive VP, Director of Operations)		ANZ National Bank
Jeffry Powell (Executive VP, Sales)		Christchurch
Tony Rogers (Vice President, Software Development)		New Zealand
Steven Ruse (Chief Financial Officer)
Alessandro Sodi (Chief Executive Officer)		Share Registrar
Link Market Services Limited
Registered Office		Level 16, Brookfield House, 19 Victoria Street West, Auckland
39 West 37th Street, 8th Floor		PO Box 91976
New York, NY 10018		Auckland, 1030
United States of America
Investor Enquiries: +64 9 375 5998
Tel: +1 212 741 8181		Fax: + 64 9 375 5990
Fax: +1 212 629 8785		Email: lmsenquiries@linkmarketservices.com
US Toll Free: 1 877 454 5443		Website: www.linkmarketservices.com

Places of Business		Web Addresses
United States		www.boardbooks.com
39 West 37th Street, 8th Floor		www.boardbooks.co.nz
New York, New York 10018		www.boardbooks.com.au
www.boardbooks.co.uk
New Zealand		www.boardbooks.ca
Level 1, 49 Carlyle Street
Christchurch		2010 Reporting Calendar
New Zealand	February	2009 Annual Profit Announcement
Phone: +64 3 977 5599	March	Mailing of Annual Report for 2009 Year
	June	Annual Meeting held in NZ
London	June 30	Half Year
Egmont House	August	Announcement for Half Year result
25-31 Tavistock Place		Mailing of Half Year Report
London	December 31	End of Financial Year
WC1H 9SF
United Kingdom
Phone: +44 20 7580 8999

Canada
BCE Place – TD Canada Trust Tower
161 Bay Street, 27th Floor
Toronto, ON M5J 2S1, Canada